Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Redwood Trust, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	100,000	$6.38	$638,000	$147.60 per $1,000,000	$94.17
Total Offering Amounts							$94.17
Total Fee Offsets							–
Net Fee Due							$94.17

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.01 (“Common Stock”), of Redwood Trust, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated Executive Deferred Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 1, 2023, which date is within five business days prior to filing this Registration Statement.